Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2015 (July 21, 2016 as to the effects of the retrospective adoption of ASU 2015-03 as of December 31, 2014 described in Note 9) with respect to the consolidated financial statements of GSV Capital Corp. and subsidiaries as of December 31, 2014 and for each of the two years in the period ended December 31, 2014, and financial highlights for each of the three years in the period ended December 31, 2014 and for the period from January 6, 2011 (date of inception) to December 31, 2011, which appears in the Prospectus contained in this Registration Statement. We have also issued our report dated July 21, 2016 relating to the senior securities table which appears in the Prospectus contained in this Registration Statement. We consent to the use of the aforementioned reports in the Prospectus contained in this Registration Statement, and to the use of our name as it appears under the captions “Selected Financial and Other Data”, “Senior Securities”, “Independent Registered Public Accounting Firms” and “Change in Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

San Francisco, CA

July 21, 2016